Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

by and between

IBIO, INC.

and

OTSUKA PHARMACEUTICAL CO., LTD.

Dated as of February 25, 2024

TABLE OF CONTENTS

i

Schedules:

Schedule 1.1(a) – Purchased IP

Schedule 1.10(c) – Closing Consents

Schedule 1.5 – Seller Bank Account

Schedule 2 – Seller Disclosure Schedule

Exhibits:

Exhibit A – Bill of Sale

Exhibit B – Patent Assignment

Exhibit C – Molecules

ii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of February 25, 2024, by and between iBio, Inc., a Delaware corporation (“Seller”), and Otsuka Pharmaceutical Co., Ltd., a company organized under the Laws of Japan (“Buyer”). Hereinafter, “Parties” shall mean Seller and Buyer together, and “Party” shall mean either Seller or Buyer, as the context requires.

RECITALS

WHEREAS, Seller and its Affiliates are engaged in, among other things, the Program (as defined below); and

WHEREAS, Seller desires to sell, and Buyer desires to acquire, all of the assets and rights of Seller and its Affiliates related to the Program (other than to the extent constituting Excluded Assets (as such term is defined herein)) on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, each Party hereby agrees as follows:

ARTICLE I

TRANSFER OF PROPERTIES AND ASSETS OF SELLER AND ITS AFFILIATES

Section 1.1Purchased Assets.

At the Closing, upon the terms and subject to the conditions of this Agreement, Buyer shall purchase and acquire, and Seller shall, and shall cause its Affiliates to, sell, transfer, convey, assign and deliver to Buyer, free and clear of all Liens (other than Permitted Liens), all of their respective right, title and interest in and to all tangible and intangible assets, rights and interests used or held for use in connection with the Program (including any Molecule or any Product) (collectively, the “Purchased Assets”), including all rights and interest of Seller and its Affiliates in each of the following (but, in any event, excluding the Excluded Assets):

(a)all Intellectual Property Rights owned by Seller or any of its Affiliates that are or have been used or held for use in connection with the Program or any Molecule or Product at any time prior to the Closing, including the Patents set forth on Schedule 1.1(a) (the “Purchased IP”);

(b)all books, records, files, manuals, and other documentation (including protocols, data files, research reports, and laboratory notebooks), or portion thereof, to the extent relating to the Program or any Molecule or Product, including (i) all data in all databases for all pre-clinical studies for all Development undertaken in connection with any Molecule, (ii) all Purchased IP files, file histories and other technical documents and correspondence, and (iii) all business information, tangible or intangible, to the extent relating to any of the Molecules or Products;

(c)other than Insurance Assets, all Claims of whatever kind or description, or portion thereof (regardless of whether or not asserted by Seller or any of its Affiliates prior to the

Closing Date, whether known or unknown, contingent or otherwise), to the extent relating to any of the Purchased Assets, including in respect of infringement or misappropriation of the Purchased IP;

(d)all rights of indemnity, warranty, contribution, reimbursement, set-off or other recovery, and any right to refund, against third parties (whether known or unknown, contingent or otherwise) to the extent relating to any of the Purchased Assets; and

(e)all intangibles and goodwill arising from the Program (including any Molecule or Product or any other Purchased Asset).

Section 1.2Excluded Assets.

Notwithstanding anything to the contrary in this Agreement, Buyer shall not purchase or acquire, and Seller and its Affiliates shall retain from and after the Closing, all of their respective right, title and interest in and to the following (collectively, the “Excluded Assets”):

(a)all bank accounts, including any cash or cash equivalents, whether held by Seller or any of its Affiliates, held as a deposit or in transit;

(b)any organizational documents (including Seller’s corporate charter), books, or records, taxpayer or other identification numbers, qualifications to conduct business in any jurisdiction, seals and minute books of Seller and its Affiliates, and any other documents relating to the organization, maintenance, capitalization, and existence of Seller as a corporation or any Affiliate as an entity;

(c)any Marks, including, but not limited to “iBio”, “EngageTx,” “ShieldTx,” and “RubrYc Therapeutics”;

(d)all Intellectual Property Rights owned by Seller or any of its Affiliates that are not, and have not at any time been, used or held for use in connection with the Program or any Molecule or Product; provided that, for the avoidance of doubt, the foregoing shall not include any Intellectual Property Rights relating to the Program or any Molecule that were acquired by Seller and its Affiliates in connection with the 2022 Asset Purchase Agreement;

(e)all insurance policies, including any proceeds or recoveries thereunder and rights to assert Claims with respect thereto (“Insurance Assets”);

(f)any rights of Seller or any of its Affiliates arising out of or relating to any Transaction Document;

(g)any Tax refunds or credits relating to the Program, the Purchased Assets or the Assumed Obligations, in each case, which were applied for and arise from activities during any Pre-Closing Tax Period (or portion thereof) prior to the Closing Date;

(h)all rights in connection with any employee benefit plan (and assets thereof);

(i)that certain Asset Purchase Agreement, dated as of September 16, 2022, by and between Seller and RubrYc Therapeutics, Inc. (the “2022 Asset Purchase Agreement”);

(j)any Contract in respect of (i) the provision of services by personnel (including any director, employee or other individual agent) of Seller or any of its Affiliates or (ii) indebtedness for borrowed money (excluding, for the avoidance of doubt, in respect of accounts payable incurred in the ordinary course of business), including any and all indentures, notes, mortgages, security interests and guarantees in respect thereof;

(k)any personal information or service records of personnel of Seller or any of its Affiliates;

(l)any outstanding or rights to acquire equity interests in any Person; and

(m)any real property (whether owned, leased or otherwise) or fixtures, including any Contract for the lease, license or ownership thereof.

Notwithstanding anything in this Agreement to the contrary (but subject to the final sentence of this paragraph and further subject to Section 5.2), this Agreement will not constitute an agreement to assign at Closing any Contract otherwise constituting a Purchased Asset (a “Relevant Contract”) or any claim, right or benefit arising thereunder or resulting therefrom, unless and until Buyer delivers written notice to Seller expressly assuming such Relevant Contract (thereafter, an “Assumed Contract”); provided that, if the agreement to assign or attempt to assign, without the approval or consent of a Third Party, would constitute a breach of an Assumed Contract or in any way adversely affect the rights of Buyer under an Assumed Contract, then until any such required approval or consent is obtained, Buyer shall be entitled to receive the benefits of such Assumed Contract, as if such Assumed Contract had been assigned and transferred to Buyer hereunder as of the Closing, in accordance with the terms of Section 5.2.  Any assignment or transfer to Buyer by Seller or any of its Affiliates of any Assumed Contract that requires the approval, consent or other action of any Third Party will, without reducing or adversely affecting the obligations of Seller or any of its Affiliates to transfer or assign such Assumed Contract pursuant to this Agreement, or the representations and warranties of Seller set forth in Article II, be made subject to such approval, consent or other action being obtained, and shall become fully effective when actually obtained. Notwithstanding anything to the contrary in the foregoing, Buyer may, in its sole discretion, deliver written notice to Seller that the assignment and transfer of an Assumed Contract hereunder be made effective as of the date of such written notice, notwithstanding that any required approval, consent or other action has not then been obtained.

Section 1.3Assumed Obligations.

Upon the terms and subject to the conditions of this Agreement, Buyer shall, at the Closing, assume and, from and after the Closing, pay, perform, satisfy and discharge (or cause to be paid, performed, satisfied and discharged) when due, all of the following Obligations of Seller and its Affiliates arising from and after the Closing Date, but  specifically excluding any Obligations to the extent representing Excluded Obligations (collectively, the “Assumed Obligations”):

(a)any Obligation under or in respect of the Purchased Assets; and

(b)(i) any Taxes arising in connection with the Program or with respect to the Purchased Assets for (or relating to) a Post-Closing Tax Period (as determined pursuant to Section 5.6(a) in the case of the Straddle Period), and (ii) any Taxes of Buyer (or its Affiliates) for any period whatsoever.

Section 1.4Excluded Obligations.

Notwithstanding anything to the contrary in this Agreement, Seller and its Affiliates shall retain and be responsible for any and all of their respective Obligations, other than to the extent constituting Assumed Obligations (such retained Obligations, “Excluded Obligations”), which Excluded Obligations shall in all events include any Obligation arising from or otherwise attributable to any of the following:

(a)any Obligation of Seller or any of its Affiliates arising out of or relating to the negotiation, execution, delivery or performance of any Transaction Document, including any fees, costs or expenses (including of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses);

(b)any Obligation of Seller or any of its Affiliates arising out of or relating to the Excluded Assets;

(c)any Obligation arising from or relating to any action taken by Seller or any of its Affiliates, or any failure on the part of Seller or any of its Affiliates to take any action, at any time after the Closing Date;

(d)except with the prior written consent of Buyer in accordance with Section 5.5(c), any Obligation arising out of or under any Program Contract;

(e)(i) any Taxes arising in connection with the Program or with respect to the Purchased Assets for (or relating to) a Pre-Closing Tax Period (as determined pursuant to Section 5.6(a) in the case of the Straddle Period), (ii) any Taxes of Seller or any of its Affiliates for any period whatsoever, and (iii) Transfer Taxes that are the responsibility of Seller pursuant to Section 5.6(b); and

(f)any Obligation arising at any time prior to the Closing Date (including any Obligation arising as a result of any action or inaction on the part of Seller or any of its Affiliates prior to the Closing Date), whether or not related to the Program or the Purchased Assets.

Section 1.5Consideration.

(a)Closing Consideration.  Upon the terms and subject to the conditions of this Agreement, in consideration for the sale, transfer, conveyance, assignment and delivery of the Purchased Assets, Buyer agrees to (i) at the Closing, assume the Assumed Obligations, and (ii) pay or cause to be paid to Seller, without obligation to Seller for any transfer fees or charges charged by Buyer’s bank, by wire transfer of immediately available funds to the account designated by Seller set forth on Schedule 1.5 hereto, an amount equal to One Million U.S. Dollars ($1,000,000) (the “Closing Consideration”).

(b)Contingent Consideration.

(i)Upon the terms and subject to the conditions of this Agreement, in further consideration of the sale, transfer, conveyance, assignment and delivery of the Purchased Assets by Seller to Buyer, Buyer shall pay or cause to be paid to Seller, without obligation to Seller for any transfer fees or charges by Buyer’s bank, by wire transfer of immediately available funds to the account designated by Seller in writing, the applicable amount set forth in Section 1.5(b)(i)(A) or Section 1.5(b)(i)(B) below within thirty (30) days of Seller delivering to Buyer a written invoice therefor following the notice from Buyer of the achievement of the [***] Milestone or Net Sales Milestone, as applicable; provided further that Buyer shall notify Seller in writing as promptly as reasonably practicable, but no later than fifteen (15) days following, as applicable, (x) the achievement of the [***] Milestone or (y) the end of the calendar year in which the Net Sales Milestone is achieved:

(A)upon the [***] (the “[***] Milestone”), an amount equal to Two Million Five Hundred Thousand U.S. Dollars ($2,500,000) (the “[***] Milestone Consideration”); and

(B)upon the [***] (the “Net Sales Milestone”), an amount equal to Fifty Million U.S. Dollars ($50,000,000) (the “Net Sales Consideration”).

(ii)In no event will Seller be entitled to receive a payment under either Section 1.5(b)(i)(A) or Section 1.5(b)(i)(B) on more than one occasion, regardless of the number of times the applicable milestone is subsequently achieved. If the Net Sales Milestone is achieved before the [***] Milestone, then the [***] Milestone will be deemed to have occurred upon the occurrence of the Net Sales Milestone. Any amount paid to Seller pursuant to Section 1.5(b)(i)(A) or Section 1.5(b)(i)(B) shall be treated as an adjustment to the purchase price for Tax purposes and shall be treated as such by Buyer and Seller on their respective Tax Returns, unless otherwise required by applicable Law.

(iii)As used herein, “Net Sales” means [***].

Section 1.6Interest

If any amount payable under this Agreement is not paid in full by the date on which such amount is required to be paid pursuant to the terms hereof, then the Party entitled to receive such payment may charge interest on any outstanding amount of such payment, accruing as of the original due date, at an annual rate equal to the lesser of (a) the sum of (i) the U.S. prime rate (as reported in The Wall Street Journal as may vary during the applicable interest rate period; provided that, in event that The Wall Street Journal reports more than one such rate, or a range of rates, at any time, then the mean of the quoted rates; provided further that, in the event that The Wall Street Journal fails to report any such rate, then the mean annual interest rate of the four largest U.S. money center commercial banks) plus (ii) two percentage points (2.0%) and (b) the maximum rate allowable by applicable Law. The accrual or payment of such interest shall not foreclose a Party from exercising any other rights to which such Party may be entitled as a result of the delay in or failure to make payment by the other Party.

Section 1.7Withholding of Taxes.

Each Party (and its respective Affiliates and agents) shall be entitled to deduct and withhold from amounts payable pursuant to this Agreement such amounts that are required to be deducted and withheld under applicable Law; provided, however, that if applicable Laws require a Party to deduct and withhold Taxes from any amounts payable or otherwise deliverable pursuant to this Agreement, then such amounts shall be remitted to the proper federal, state, local or foreign Tax authorities and such amount shall not reduce the amount due to the recipient Party hereunder; provided further that the foregoing proviso shall not apply to the extent that any Party that is a recipient of a payment hereunder takes any action after the date hereof that results in an increase in withholding Taxes that would not be required absent such action, including a change of control, change in tax residence (including through redomestication, permanent establishment or branch), or sublicense or assignment of any rights under this Agreement.  Both Parties will cooperate in taking necessary measures, including timely preparation of necessary documents, so that the payments made under this Agreement will be exempt from withholding tax.

Section 1.8Allocation.

Buyer and Seller shall reasonably cooperate with one another with respect to all matters related to any allocation of the Purchase Price (as well as any other items properly treated as consideration for Tax purposes) among the Purchased Assets that is undertaken for the Tax reporting purposes in the respective jurisdictions of Buyer and Seller. Nothing in this provision shall be construed to require the Parties to agree on a single allocation of the Purchase Price and each Party may freely assign its own allocation of the Purchase Price among the Purchased Assets for its respective Tax purposes.

Section 1.9Closing.

The consummation of the purchase and sale of the Purchased Assets in accordance with this Agreement and the other transactions contemplated hereby (the “Closing”) will take place remotely via the electronic exchange of documentation at 7:00 p.m. (New York time) on the date of this Agreement.  The “Closing Date” will be deemed to have occurred at 12:01 a.m. (New York time) on the date upon which the Closing occurs.  All events which occur at the Closing shall be deemed to occur simultaneously.

Section 1.10Seller Closing Deliveries.

Seller shall deliver to Buyer at the Closing:

(a)a bill of sale, dated as of the Closing Date, in the form attached hereto as Exhibit A (the “Bill of Sale”), duly executed by Seller;

(b)a patent assignment agreement, dated as of the Closing Date, in the form attached as Exhibit B (the “Patent Assignment”), duly executed by Seller;

(c)the consents and approvals set forth on Schedule 1.10(c), in form and substance satisfactory to Buyer, in each case duly executed by the Persons identified therein; and

(d)a Form W-9, duly completed and executed by Seller.

Section 1.11Buyer Closing Deliveries.

Buyer shall deliver to Seller at the Closing:

(a)the Bill of Sale, duly executed by Buyer;

(b)the Patent Assignment, duly executed by Buyer; and

(c)a copy of the MT103 SWIFT payment message evidencing the payment of the consideration payable at Closing pursuant to Section 1.5(a).

Section 1.12Tangible Purchased Assets.

Seller shall, and shall cause each of its Affiliates to, without charge to Buyer, for a period not to exceed twenty (20) Business Days, hold all tangible Purchased Assets (other than tangible Purchased Assets that are held on behalf of Seller or any of its Affiliates by any Third Party) on behalf of Buyer until such time or times that Buyer or any of its designees takes possession thereof.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows, with each such representation and warranty subject only to such exceptions, if any, as are expressly referenced herein or as set forth on the corresponding section or subsection (as applicable) of the Seller Disclosure Schedule attached hereto as Schedule 2:

Section 2.1Organization, Standing and Power.

On and before the Closing Date, Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and all other jurisdictions in which its ownership of property or conduct of business requires Seller to be qualified to conduct business. Seller has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and perform its obligations hereunder and thereunder.  Seller has all necessary corporate power and authority to carry on the Program through the Closing Date as presently conducted.

Section 2.2Affiliates.

Section 2.2 of the Seller Disclosure Schedule sets forth a true and complete list of each Affiliate of Seller and its jurisdiction of formation.  Each Affiliate of Seller is directly or indirectly controlled by Seller.  Other than as set forth on Section 2.2 of the Seller Disclosure Schedule, neither Seller nor any of its Affiliates have any equity interest or any right to an equity interest in any other Person.  Each Affiliate is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and all other jurisdictions in which its ownership of property or conduct of business requires such Affiliate to be qualified to conduct business. Each Affiliate has all necessary legal power and authority to execute and deliver the Transaction Documents to which it is a party and perform its obligations thereunder.  Each Affiliate has all necessary corporate power and authority to carry on the Program as presently conducted.

Section 2.3Consents; Authorization and Enforceability.

(a)No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Authority or other Third Party is required by, or with respect to, Seller, any of its Affiliates or the Purchased Assets in connection with the execution and delivery of this Agreement or the other Transaction Documents to which it is a party, the performance by Seller of its obligations under this Agreement, the performance by any Affiliate contemplated under this Agreement or the other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby.

(b)All requisite corporate action necessary to authorize the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby has been duly and validly taken.  All requisite limited liability company action necessary to authorize the execution, delivery and performance by any Affiliate of Seller of the Transaction Documents to which such Affiliate is a party and the consummation of the transactions contemplated thereby has been duly and validly taken.  No consent, approval or waiver of, nor notice to, any equityholder of Seller or any of its Affiliates is required in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller or any of its Affiliates is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and each other Transaction Document to which Seller or any of its Affiliates is a party constitutes a legal, valid and binding obligation of Seller or such Affiliate, enforceable against Seller or such Affiliate in accordance with its terms, except as may be limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar Law affecting creditors’ rights generally or (ii) general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law) (clauses (i) and (ii), together, the “Enforceability Exceptions”).

Section 2.4Title to Assets.

All Purchased Assets are held directly by Seller (and not indirectly through any Affiliate of Seller) as of immediately prior to the Closing.  Seller has, and Buyer will receive at the Closing, good, valid, transferable, indefeasible and marketable title to all of the Purchased Assets. Seller holds, and Buyer will receive at the Closing, all of the Purchased Assets free and clear of all Liens (other than Permitted Liens).

Section 2.5Sufficiency of Assets.

(a)To Seller’s Knowledge, the Purchased Assets (together with the Licensed IP) constitute all of the assets, rights, interests, claims and properties of every nature and kind whatsoever necessary for Buyer to conduct and operate the Program immediately after the Closing

(assuming Buyer provides personnel and laboratory space following the Closing) as presently conducted by or on behalf of Seller and its Affiliates and, to Seller’s Knowledge, as proposed to be conducted by Buyer.

(b)The Purchased Assets (together with the Licensed IP) constitute all of the assets, rights, interests, claims and properties of every nature and kind whatsoever related to the Molecules and the Program acquired by Seller under the 2022 Asset Purchase Agreement.

Section 2.6Non-Contravention; Required Consents.

The execution and delivery of this Agreement and the other Transaction Documents by, as applicable, Seller and its Affiliates, the performance by Seller and its Affiliates of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with or violate any provision of the certificate of incorporation, bylaws, certificate of formation, limited liability company agreement, stockholders’ agreement or other governing documents applicable to Seller or any of its Affiliates, (b) result in a breach (or any event which, with notice or lapse of time or both, would constitute a breach) of any term or provision of, constitute a default under or result in the loss of any benefit under any Contract to which Seller or any of its Affiliates is a party or by which it is bound, (c) result in the creation of any Lien on any Purchased Assets (other than a Permitted Lien) or (d) conflict with or violate in any respect any applicable Law by which Seller, any of its Affiliates or any of their respective assets or properties is bound or subject.

Section 2.7Contracts and Commitments.

There are no, and at no time since the closing of the transactions contemplated by the 2022 Asset Purchase Agreement have there been any, Contracts that specifically relate to any Molecule or Product, or otherwise to the Program (each, a “Program Contract”).  There are no accounts receivable or accounts payable arising (whether, as of the Closing, invoiced or not-invoiced) under a Program Contract or otherwise relating to the operation of the Program, other than to the extent constituting Excluded Obligations.

Section 2.8Intellectual Property.

(a)Schedule 1.1(a) sets forth a complete and accurate list of all Patents owned or in-licensed  by Seller or any of its Affiliates relating or used in connection with the Program, or any Molecule or Product, specifying as applicable: (i) the title thereof, if any; (ii) the registration or application number thereof, if any; and (iii) the jurisdiction in which such item exists or is registered.  Except as set forth on Schedule 1.1(a), there is no Seller IP that is or has been the subject of any issuance by or registration with any Governmental Authority or application for any of the foregoing.

(b)All Seller IP is exclusively owned (in the case of Purchased IP) and used by Seller and its Affiliates, free and clear of all Liens and any claims or covenants that would give rise to any Third Party claims for payment against Buyer.  None of the Licensed IP is material to the conduct of the Program or subject to an issuance or registration (or pending application thereof). Neither Seller nor any of its Affiliates has entered into, or is otherwise subject to or bound by, any Contract, or has otherwise licensed, granted, assigned, transferred, conveyed or disposed of any right, title or interest in or to any of its assets, including any Intellectual Property Rights or any Molecule or Product, that would conflict with or impair the scope of any rights within the Seller IP or licenses granted hereunder.  None of Seller or any of its Affiliates is a party to any license, sublicense or other agreement pursuant to which Seller or such Affiliate has received a license or other rights relating to, used or intended to be used in the Development, Manufacturing or Commercialization of any Molecule or Product. There are no Contracts to which Seller or any of its Affiliates is a party or is otherwise subject to or bound by pursuant to which any Third Party is granted rights in or to any Purchased IP.  Neither Seller nor any of its Affiliates uses any of the Purchased IP in any of its operations or business, other than the Program.

(c)To Seller’s Knowledge, the Seller IP constitutes all of the Intellectual Property Rights necessary and sufficient for Buyer to conduct the Program as currently conducted and, to Seller’s Knowledge, as proposed to be conducted by Buyer.  The Seller IP constitutes all of the Intellectual Property Rights related to the Molecules and the Program acquired by Seller under the 2022 Asset Purchase Agreement.

(d)There are no claims pending or, to Seller’s Knowledge, threatened against Seller or before any Governmental Authority, challenging the validity of any Intellectual Property Rights within the Seller IP.

(e)Seller and its Affiliates and, to Seller’s Knowledge, their predecessors in interest in have duly applied for the Patents listed on Schedule 1.1(a), and such Patents are pending registration, in accordance with applicable Law.  Seller and its Affiliates and, to Seller’s Knowledge, their predecessors in interest in the Molecules and the Program, have paid all filing fees, issue fees, annuities and other fees and charges applicable to the Seller IP, including those required for the issuance, registration, maintenance, filing and prosecution of the Seller IP. No Seller IP is the subject of any pending or, to Seller’s Knowledge, threatened interference, opposition, cancellation, protest, litigation or other challenge or Proceeding. Seller and its counsel have satisfied statutory requirements with respect to the filing, prosecution, and maintenance of all registered Seller IP.

(f)Seller and its Affiliates have taken commercially reasonable actions to maintain, protect, and enforce all of the Seller IP, including the secrecy, confidentiality, and value of trade secrets and other confidential or non-public information contained therein. Seller and its Affiliates have secured from all current and former officers, employees, consultants, contractors and other Persons who have independently or jointly contributed to or participated in the conception, reduction to practice, creation, development or invention of any Intellectual Property Rights related to the Program a written agreement setting forth obligations of confidentiality and presently assigning to Seller or any of its Affiliates all rights to such creations, inventions and the Purchased IP, such that Seller and its Affiliates have unencumbered and unrestricted exclusive ownership of all right, title and interest in and to Intellectual Property Rights created, reduced to practice, developed or invented by such individuals in connection with the Program.  Following the Closing, Buyer shall be permitted to exercise all of the rights of Seller and its Affiliates, including under the Seller IP, to the same extent such Seller and its Affiliates would have been able had the transactions contemplated hereunder not occurred and without the payment of any consideration. On or before Closing, neither Seller nor any of its Affiliates have received any communication challenging any ownership of or right of Seller or any of its Affiliates to use any of the Seller IP.

(g)To Seller’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any claim of an issued (granted) and unexpired Patent within the Seller IP, or has misappropriated any Know-How within the Seller IP.

(h)No Proceeding has been instituted, is pending or, to Seller’s Knowledge, has been threatened that (i) challenges the right of Seller or any of its Affiliates with respect to its use or ownership of the Seller IP, or (ii) alleges that any of the issued claims included in the Patents within the Seller IP are invalid or unenforceable, or that the Development, Manufacture or Commercialization of the Seller IP or any Molecule or Product infringed or misappropriated, or would infringe or misappropriate, the Intellectual Property Rights of such Third Party.

(i)Seller has provided to Buyer all material information that is in the possession of Seller or any of its Affiliates concerning the Program, Seller IP or any Molecule or Product relevant to the safety or efficacy thereof, and any correspondence with Governmental Authorities relating to any Molecule or Product and, to Seller’s Knowledge, such information is accurate, complete and true. There are no Regulatory Approvals relating to any Molecule or Product as of Closing, and no clinical Development of any Molecule or Product has been conducted as of the Closing.

(j)To Seller’s Knowledge, no funding of any Third Party (including any Governmental Authority) has been used in the Development of any Molecule or Product. No Third Party has retained or has been granted any rights (including rights to receive payment) with respect to Commercialization of any Molecule or Product.

(k)The Molecules set forth on Exhibit C constitute the only molecules, biologics or product candidates whose mechanism of action directly targets agonism of PD-1 that has been Developed or is being Developed by Seller or its Affiliates.

Section 2.9Proceedings; Orders.

(a)There is no Proceeding (or any occurrence or condition that could reasonably be expected to result in a Proceeding) pending or, to Seller’s Knowledge, threatened by or against Seller, any of its Affiliates or any predecessor in interest thereof (i) relating to or affecting the Purchased Assets or the Assumed Obligations, (ii) relating to or seeking to prevent Seller’s or any of its Affiliates’ performance of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby, or (iii) that would reasonably be expected to adversely affect the Development, Manufacture or Commercialization of any Molecule or Product.  There has been no such Proceeding at any time during the three (3) years immediately preceding the Closing.

(b)None of the Purchased Assets is subject to any order, writ, judgment, award, injunction, decision, ruling, stipulation or decree of any Governmental Authority.

Section 2.10Compliance with Law.

(a)Seller and its Affiliates and, to Seller’s Knowledge, their predecessors in interest in the Molecules and the Program, have conducted the Program in compliance in all material respects with applicable Law.  Neither Seller nor any of its Affiliates has received any notice of any potential or alleged violation under any applicable Law with respect to the Program or any of the Purchased Assets.

(b)Seller and its Affiliates and, to Seller’s Knowledge, their predecessors in interest in the Molecules and the Program, have at all times held all Permits required to conduct the Program.  None of Seller or any of its Affiliates holds or has held any Permits for the Program.

(c)To Seller’s Knowledge, no event has occurred, and no condition exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result, directly or indirectly, in a material violation by Seller or any of its Affiliates (or the Program) of, or a failure on the part of Seller or any of its Affiliates (or the Program) to comply with, any Law relating to the operation and conduct of the Program.

(d)The Development of any Molecule or Product by Seller and its Affiliates and, to Seller’s Knowledge, by their predecessors in interest in the Molecules and the Program, has not involved any Person that has been or is subject to proceedings with respect to being: (i) debarred, excluded or disqualified under Section 306(a) or 306(b) of the U.S. Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 355a or subject to any similar sanction of any Regulatory Authority; (ii) debarred, excluded or suspended from, or otherwise ineligible to participate in, any federal or state health care program or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)); (iii) disqualified by any government or regulatory agencies from performing specific services, or subject to a pending disqualification proceeding; or (iv) convicted of a criminal offense related to the provision of health care items or services, or under investigation or subject to any such action that is pending.

(e)All Development of any Molecule or Product undertaken prior to the Closing by Seller and its Affiliates and, to Seller’s Knowledge, any of their predecessors in interest in the Molecules and the Program, has been conducted in accordance with applicable Health Care Laws and all Laws and NIH guidelines concerning the care and use of laboratory animals, including, as well as USDA and OLAW animal welfare requirements (“Animal Welfare Laws”).  Neither Seller nor any of its Affiliates, or, to Seller’s Knowledge, any of their predecessors in interest in the Molecules and the Program, has received any notice from a Governmental Authority or other organization alleging any violation under any applicable Health Care Law or Animal Welfare Law or requiring the termination, suspension or material modification of such Development.

(f)None of Seller or any of its Affiliates, or any officer, employee, agent or other Person associated with or acting for or on behalf of Seller or any of its Affiliates, has, at any time, directly or indirectly:  (i) used any funds of Seller or any of its Affiliates (or of the Program) (A) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (B) to make any unlawful payment to any governmental official or employee, or (C) to establish or maintain any unlawful or unrecorded fund or account of any nature; (ii) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of Seller or any of its Affiliates (or of the Program); (iii) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person; (iv) performed any favor or given any gift which was not deductible for U.S. federal income Tax purposes; (v) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (A) favorable treatment in securing business or (B) any other special concession; or (vi) agreed, committed or offered (in writing or otherwise) to take any of the actions described in clauses (i) through (v) above.

Section 2.11Taxes.

There are no liens for Taxes, assessments, or other governmental charges on the Purchased Assets.

Section 2.12Inventory.

There are no (a) raw materials, work in process, semi-finished or finished Products, (b) intermediates related to the Program or (c) antigens, animals, cell banks or other physical materials (apart from documentation described in Section 1.1(b)) relating to the Program, whether in the possession of Seller, any of its Affiliates or otherwise.

Section 2.13Related Party Transactions.

No Related Party (other than Seller and its Affiliates) of Seller or any of its Affiliates has any direct or indirect interest of any nature in any of the assets (including the Purchased Assets) relating to the Program, other than an equityholder’s ownership of the shares of capital stock or other equity interests, as applicable, of Seller.  No Related Party (other than Seller and its Affiliates) of Seller or any of its Affiliates is competing, or has at any time during the three (3) years immediately preceding the Closing competed, directly or indirectly, with Seller or any of its Affiliates to the extent related to the Program.  No Related Party (other than Seller and its Affiliates) of Seller or any of its Affiliates owns, directly or indirectly, any interest in, or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as a material supplier, client, lessor, lessee or competitor of the Program.

Section 2.14Brokers.

None of Seller or any of its Affiliates or, to Seller’s Knowledge, any other Person, has agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the transactions contemplated hereby.

Section 2.15Solvency.

None of Seller or any of its Affiliates is on and before the Closing Date or will be on the Closing Date immediately following the Closing, insolvent.  No insolvency Proceedings or similar proceedings have been commenced or, to Seller’s Knowledge, threatened against Seller or any of its Affiliates.  Neither Seller nor any of its Affiliates on and before the Closing Date or will be on the Closing Date immediately following the Closing has (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or, to Seller’s Knowledge, suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets (or any of the Purchased Assets); or (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets (or any of the Purchased Assets).  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Seller or any of its Affiliates.

Section 2.16No Material Adverse Effect.

To Seller’s Knowledge, there has not been any change, circumstance or effect that, individually or in the aggregate, would or would reasonably be expected as of the date hereof to (a) have a material adverse effect on the Purchased Assets (or the value thereof), taken as a whole, or on Buyer’s ability to purchase and acquire, and continue the Development, Manufacturing and Commercialization of, the Purchased Assets free and clear of any Liens (other than Permitted Liens) pursuant hereto, or (b) prevent or materially delay consummation of the transactions contemplated by this Agreement or any other Transaction Document.

Section 2.17Full Disclosure.

To Seller’s Knowledge, Seller has disclosed to Buyer in writing all material facts and information concerning Seller and its Affiliates, the Program, the Purchased Assets, the Assumed Obligations and the transactions contemplated by this Agreement and the other Transaction Documents, and has not made any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements contained herein or other written disclosure to Buyer not misleading.  Neither this Agreement, including the schedules and exhibits hereto, nor any of the other Transaction Documents to the extent relating to Seller or any of its Affiliates in connection with the transactions contemplated hereby or thereby, contains any untrue statement of any material fact or omits to state any material fact required to be stated therein in order to make such statement or document not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 3.1Organization, Standing and Power.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of Japan. Buyer has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.

Section 3.2Consents; Authorization and Enforceability.

(a)No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Authority or other Third Party is required by, or with respect to, Buyer in connection with the execution and delivery of this Agreement or the other Transaction Documents to which it is a party, the performance by Buyer of its obligations under this Agreement or the other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby, and such other consents, waivers, approvals, authorizations, registrations, declarations, filings or notices, the absence of which, would not, individually or in the aggregate, have or reasonably be expected to have a materially adverse effect on the ability of Buyer to consummate the transactions contemplated hereby (a “Buyer Material Adverse Effect”).

(b)All requisite corporate action necessary to authorize the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby has been duly and validly taken. This Agreement and each other Transaction Document to which Buyer is a party constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by the Enforceability Exceptions.

Section 3.3Non-Contravention.

The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which it is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with or violate any provision of the certificate of incorporation, bylaws or other governing documents applicable to Buyer or (b) violate in any respect any applicable Law by which Buyer is bound or subject (other than for any violation that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect).

Section 3.4Proceedings.

There is no Proceeding pending, or to Buyer’s Knowledge, threatened, against Buyer before or by any Governmental Authority which seeks to prevent Buyer’s performance of this Agreement and the transactions contemplated hereby or that would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 3.5Brokers.

Buyer has not agreed or become obligated to pay, nor has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the transactions contemplated hereby.

ARTICLE IV

LICENSE GRANT

Section 4.1License to Licensed IP.

Subject to the terms and conditions of this Agreement, Seller and each of its Affiliates hereby grants to Buyer and its Affiliates an exclusive (even as to Seller and its Affiliates), worldwide, perpetual, royalty-free, fully paid up, irrevocable, transferable license, with the right to sublicense through multiple tiers, under the Licensed IP for the Development, Manufacturing, Commercialization, or other exploitation of the Program (including as developed post-Closing), the Molecules, or the Products.

ARTICLE V

COVENANTS

Section 5.1Obligations of Confidentiality and Non-Use.

(a)Each Party shall, and shall cause its Affiliates, Licensees and its and their respective Representatives to, (i) keep confidential and not publish or otherwise disclose, and take all reasonable steps to prevent disclosure of, any Confidential Information of the other Party obtained in connection with the negotiation, execution and performance under this Agreement (and, in the case of the Seller, following the Closing, any Confidential Information included within the Purchased Assets) and (ii) not use such Confidential Information except for the limited purposes set forth in this Agreement; provided, however, no provision of this Agreement shall be construed to preclude the disclosure of such Confidential Information (A) to advisors (including financial advisors, attorneys and accountants) having a reasonable need to know such information; (B) to actual or bona fide potential acquirers of all or substantially all of the assets of or equity interests in a Party or any of its Affiliates; (C) to any Third Party, to the extent reasonably necessary to obtain any requisite consents or approvals contemplated by this Agreement, (D) to the extent required to be disclosed by applicable Law or to any Governmental Authority (in each case (other than in connection with a disclosure in connection with a routine audit or examination by, or document request from, a regulatory or self-regulatory authority, bank examiner or auditor), so long as, to the extent not prohibited by applicable Law, the Party (or any of its Affiliates) required to make such disclosure, to the extent practicable, informs the other Party in advance of such required disclosure, allows the other Party a reasonable time to comment on such disclosure (and does not unreasonably fail to reflect such comments) and reasonably cooperates with the other Party in obtaining a protective order or other protection in respect of such required disclosure), (E) to the extent necessary for a Party to comply with its obligations or assert or exercise its rights under any Transaction Document, or (F) to the extent required (based on the advice of counsel) by the rules of any stock exchange upon which the capital stock of a Party or any of its Affiliates is or becomes publicly traded (so long as, to the extent reasonably practicable and not prohibited by applicable Law, the Party (or any of its Affiliates) required to make such disclosure, to the extent practicable, informs the other Party in advance of such required disclosure, allows the other Party a reasonable time to comment on such disclosure and, with respect to the filing of any Transaction Document, any redactions contained therein (and does not unreasonably fail to reflect such comments)); provided that each Party shall have the right to make any such filing as it reasonably determines necessary (based on the advice of counsel) under applicable Laws; provided that any disclosure pursuant to clause (A), (B) or (C) shall be pursuant to terms of a written non-disclosure/non-use agreement; provided further that, for the avoidance of doubt, a Party shall be responsible for any breach of this Section 5.1 by its Affiliates or any of its or their respective Representatives.

(b)Neither Party shall (and shall cause its Affiliates and its and their respective Representatives not to), directly or indirectly, issue any press release or make any other statement that could reasonably be expected to become public regarding the terms or existence of any Transaction Document or the transactions contemplated thereby; provided that, notwithstanding Section 5.1(a), any such release or statement may be made by Seller, solely to the extent Buyer approves in writing, which approval shall not be unreasonably withheld, delayed or conditioned, and in advance the content of such press release.

(c)Notwithstanding the obligations set forth in this Section 5.1, Seller hereby releases (on behalf of Seller and its Affiliates) Buyer, its Affiliates and all of their respective Representatives, equityholders and service providers from all obligations they may have with respect to that portion of the Confidential Information included in the Purchased Assets under any confidentiality agreement with or policy of Seller or any of its Affiliates covering such Confidential Information.

Section 5.2Required Consents.

To the extent any Assumed Contract does not permit assignment or transfer by Seller or any of its Affiliates to Buyer pursuant to the Transaction Documents without the consent of a Third Party, and such consent is not obtained prior to Closing, Seller shall, to the extent requested by Buyer, use (and cause its Affiliates to use) commercially reasonable efforts to (a) obtain such consent promptly after the Closing (at the sole cost and expense of Seller) and (b) make the benefits of such Assumed Contract available to Buyer (subject to reimbursement by Buyer of Seller’s reasonable and documented out-of-pocket costs incurred in respect thereof).  In addition, Seller shall, and shall cause each of its Affiliates to, comply with all of its obligations under any such Assumed Contract and, to the extent any Third Party is in breach of such Assumed Contract, enforce the terms and conditions of such Assumed Contract if requested by Buyer (at Buyer’s sole cost and expense).

Section 5.3Cooperation.

(a)From and after the Closing Date, Seller (at the sole cost and expense of Buyer) shall not waive and, to the extent requested by Buyer in writing, shall enforce (and cause each of its Affiliates to enforce and not waive) any obligation or right under (i) the 2022 Asset Purchase Agreement (including any restrictive covenants under Section 7.3 thereof), and (ii) any proprietary information and assignment agreement or similar agreement executed by personnel, contractors or other contributors to Intellectual Property Rights related to any Molecule or Product to which Seller or any of its Affiliates is a party, in each case solely to the extent such obligation or right applies to the Program or any Molecule or Product.

(b)For a period of [***] from and after the Closing Date, Seller shall, and shall cause its and its Affiliates’ personnel to, during Seller’s normal business hours on Business Days,

in an efficient and timely manner, reasonably cooperate with and provide reasonable assistance to Buyer, through documentation, consultation, training and virtual meetings as may be reasonably requested by Buyer in writing, in connection with the transfer and utilization of the Purchased Assets to and by Buyer and its Affiliates.

(c)In the event of an assignment of this Agreement by Buyer pursuant to Section 7.11(b)(ii), from and after the later of (a) such assignment and (b) [***], within thirty (30) days after each of (i) the end of each calendar quarter and (ii) the achievement of the [***] Milestone, such assignee will, or will cause its Affiliates to, provide Seller with a report setting forth the material developments with respect to progress toward the achievement of the [***] Milestone, as determined by such assignee in good faith. All such reports provided by an assignee of Buyer pursuant to this Section 5.3(c) shall be the Confidential Information of Buyer and subject to the confidentiality provisions of Section 5.1.  Any reporting obligations that arise under this Section 5.3(c) shall terminate upon the earlier of (A) the report delivered in accordance with clause (i) above and (B) written notice to Seller that [***] have been terminated.

(d)From and after the Closing Date, neither Seller nor any of its Affiliates shall do or cause to be done, directly or indirectly, any act or thing challenging, contesting, impairing, invalidating, or tending to impair or invalidate any of Buyer’s rights in and to the Purchased Assets.

Section 5.4Non-Competition.

For a period of [***] following the Closing Date, Seller shall not, and shall cause its Affiliates and its and their respective directors, managers, general partners, officers and employees not to, directly or indirectly, alone or with any other Person, conduct, participate in (including as an equityholder, joint venture partner or consultant), grant (by license or otherwise) any Intellectual Property Rights for the purpose of, or fund any Development, Manufacturing or Commercialization activities directed to or utilizing any PD-1 agonist, or facilitate any of the foregoing; provided that the foregoing shall not prohibit (a) any such activities to the extent conducted under this Agreement on behalf of or for the benefit of Buyer or any of its Affiliates, (b) any Person from owning, directly or indirectly, as a passive investment, less than three percent (3%) of the outstanding equity interests of a publicly traded corporation, or (c) any Person (other than any Person who, together with its Affiliates, owns, directly or indirectly, greater than three percent (3%) of the outstanding equity interests in Seller or any of its Affiliates) that is appointed as an independent board member of a Third Party who owns or may own an equity interest of a corporation with a PD-1 agonist asset.

Section 5.5Further Assurances.

(a)At the written request of Buyer from time to time, Seller shall, and shall cause its Affiliates (and other Persons who contributed to or participated in the conception, reduction to practice, creation, development or invention of any Purchased IP) to, execute and deliver to Buyer such documents, certificates, consents and other instruments of sale, conveyance, assignment and transfer, and take such other action, in each case, as may reasonably be prepared and requested by Buyer as are reasonably necessary to further and effectuate the sale, conveyance, assignment and transfer to Buyer of the Purchased Assets, or the perfection, registration, or recordation of rights of Buyer thereto.

(b)Seller, on behalf of itself and its Affiliates, hereby irrevocably nominates, constitutes and appoints Buyer (and each of its successors and permitted assigns) as its true and lawful attorney-in-fact (with full power of substitution) effective as of the Closing Date, and hereby authorizes Buyer (and each of its successors and permitted assigns), in the name of and on behalf of Seller, to execute, deliver, acknowledge, certify, file and record any document, to institute and prosecute any Proceeding and to take any other action (on or at any time after the Closing Date) for the purpose of (i) collecting, asserting, enforcing or perfecting any claim, right or interest of any kind that is included in or relates to any of the Purchased Assets or the Licensed IP, (ii) defending or compromising any Proceeding relating to any of the Purchased Assets or the Licensed IP, (iii) furthering the sale, conveyance, assignment and transfer to Buyer of the Purchased Assets or the license to Buyer of the Licensed IP, or the perfection, registration, or recordation of rights of Buyer thereto; or (iv) otherwise carrying out or facilitating any of the transactions contemplated hereby; provided that, prior to exercising its rights under this power of attorney, Buyer shall provide to Seller prior written notice of its intent to do so.  The power of attorney referred to in the preceding sentence is and shall be coupled with an interest and shall be irrevocable and shall survive the dissolution or insolvency of Seller.

(c)Following the Closing, if either Seller or Buyer becomes aware that there is any Obligation that constitutes (i) an Excluded Obligation that should have been retained by Seller and its Affiliates, or (ii) an Assumed Obligation that should have been assumed by Buyer, in each case, pursuant to this Agreement and which was not so retained or assumed, as applicable (a “Later Discovered Obligation”), for any reason (including that such Later Discovered Obligation was not identified, discovered or located until after the date of this Agreement or inadvertently was not assigned), then such Party shall promptly notify the other Party and the Parties shall use commercially reasonable efforts to cooperate, to cause such Later Discovered Obligation to be transferred to the appropriate Party at the expense of Seller; provided that, notwithstanding anything to the contrary herein, in no event shall Buyer be required to assume, without its express prior written consent, any Later Discovered Obligation arising out of or under any Program Contract.

(d)Following the Closing, if either Seller or Buyer becomes aware that there is any right, interest, Contract or other asset that constitutes (i) an Excluded Asset that should have been retained by Seller and its Affiliates, or (ii) a Purchased Asset that should have been transferred to Buyer by Seller, on behalf of itself and its Affiliates, in each case, pursuant to this Agreement and which was not so retained or transferred, as applicable (a “Later Discovered Asset”), for any reason (including that such Later Discovered Asset was not identified, discovered or located until after the date of this Agreement or inadvertently was not assigned), then such Party shall promptly notify the other Party and the Parties shall use commercially reasonable efforts to cooperate, including assisting with obtaining any necessary consents or authorizations to cause such Later Discovered Asset to be transferred to the appropriate Party at the expense of Seller. If a Party is unable to obtain the necessary consent or authorization to assign such Later Discovered Asset, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide the appropriate Party the benefit of such Later Discovered Asset consistent with the terms set forth in Section 5.2.

Section 5.6Taxes.

(a)In the case of a Straddle Period for all Taxes other than Property Taxes, the portion of such Taxes allocable to a Pre-Closing Tax Period shall be computed on the assumption that the Pre-Closing Tax Period ended as of the end of the Closing Date.  To the extent not otherwise provided in this Agreement, Seller shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Purchased Assets attributable to the Pre-Closing Tax Period.  All Property Taxes levied with respect to the Purchased Assets for the Straddle Period shall be apportioned between Buyer, on the one hand, and Seller, on the other hand, based on the number of days of such Straddle Period included in the Pre-Closing Tax Period and the number of days of such Straddle Period included in the Post-Closing Tax Period.  Seller shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period.  Upon receipt of any bill for such Property Taxes, Buyer or Seller, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.6 together with such supporting evidence as is reasonably necessary to calculate the proration amount.  The proration amount shall be paid by the Party owing it to the other within ten (10) days after delivery of such statement.  In the event that Buyer or Seller makes any payment for which it is entitled to reimbursement under this Section 5.6, the applicable Party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

(b)Seller shall bear all transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby, together with reasonable out-of-pocket preparation and filing costs (collectively, “Transfer Taxes”).  The Party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file, or shall cause to be timely filed, all Tax Returns required to be filed in connection with the payment of such Transfer Taxes.

Section 5.7Acknowledgement.

Seller acknowledges and represents that: (a) sufficient consideration has been given by Buyer to Seller as it relates hereto and the covenants, obligations and agreements under this Article V were taken into account in determining the amount of such consideration; (b) Seller has consulted with independent legal counsel regarding its rights and obligations under this Article V; (c) Seller fully understands the terms and conditions contained herein; (d) the restrictions and agreements in this Article V are reasonable in all respects and, as applicable, necessary for the protection of the Purchased Assets and the Program and that, without such protection, the value of the Purchased Assets and the Program would be materially adversely affected; and (e) the agreements in this Article V are an essential inducement to Buyer to enter into this Agreement and they are in addition to, rather than in lieu of, any similar or related covenants to which Seller is party or by which it is bound.

Section 5.8Pre-Closing Transfers.

Seller shall have caused all Purchased Assets to be held directly by Seller (and not indirectly through any Affiliate of Seller) as of immediately prior to the Closing.

ARTICLE VI

INDEMNIFICATION

Section 6.1Seller’s Obligation to Indemnify.

Seller shall indemnify, defend and hold harmless Buyer, its Affiliates and each of their respective Representatives, and any successors and assigns of any of the foregoing (collectively, the “Buyer Indemnified Parties”), from, against, and in respect of, all losses, costs, charges, claims (including Third Party claims), causes of action, damages (including lost profits, diminution of value, consequential damages, special damages, incidental damages, punitive damages, exemplary damages or other unforeseen or special damages), expenses and Obligations of whatever kind (including attorneys’ fees and expenses and the costs of enforcing any right to indemnification hereunder) (“Losses”) suffered, incurred or sustained by any  Buyer Indemnified Party from and after the Closing, to the extent resulting from, arising out of or relating to:

(a)any breach or inaccuracy of any representation or warranty of Seller set forth in any Transaction Document;

(b) any breach, non-compliance or non-performance of any covenant, agreement or undertaking made by Seller in any Transaction Document; and

(c)any Excluded Asset or Excluded Obligation.

Section 6.2Buyer’s Obligation to Indemnify.

Buyer shall indemnify, defend and hold harmless Seller, its Affiliates and each of their respective Representatives, and any successors and assigns of any of the foregoing (collectively, the “Seller Indemnified Parties” and, together with the Buyer Indemnified Parties, the “Indemnified Parties”) from, against and in respect of any and all Losses suffered, incurred or sustained by any Seller Indemnified Party from and after the Closing, to the extent resulting from, arising out of or relating to:

(a)any breach or inaccuracy of any representation or warranty of Buyer set forth in any Transaction Document; and

(b) any breach, non-compliance or non-performance of any covenant, agreement or undertaking made by Buyer in any Transaction Document;

(c)the Development, Manufacture or Commercialization of the Molecules(s) or any Product(s) (including Combination Product(s)) by or on behalf of Buyer or any of its Affiliates or Licensees from and after the Closing, solely to the extent (i) constituting a Third Party Claim (including any product liability claims or infringement claims by a Third Party) and (ii) not resulting or arising out of a breach of any representation, warranty or covenant of Seller set forth in any Transaction Document; and

(d)the Assumed Obligations, solely to the extent (i) constituting a Third Party Claim (including any product liability claims or infringement claims by a Third Party) and (ii) not resulting or arising out of a breach of any representation, warranty or covenant of Seller set forth in any Transaction Document.

Section 6.3Notice of Claims.

If any Indemnified Party has determined that any matters (other than a Third Party Claim) have given or could give rise to a right of indemnification under this Agreement, the Indemnified Party shall so notify the Party from whom indemnification is sought (the “Indemnifying Party”) as promptly as reasonably practicable, describing in reasonable detail the basis for such claim.  If any Indemnified Party receives written notice of the assertion of any Proceeding (in equity or at law) instituted by a Third Party (a “Third Party Claim”) with respect to which the Indemnified Party intends to claim any Loss under this Article VI, such Indemnified Party shall promptly notify the Indemnifying Party of such Proceeding (the “Third Party Claim Notice”), describing in reasonable detail the basis for such claim.  A failure by an Indemnified Party to give notice of any Proceeding in a timely manner pursuant to this Section 6.3 shall not relieve or limit the obligations of the Indemnifying Party under this Article VI, except (and only to the extent), if at all, that such Indemnifying Party shall have been actually and materially prejudiced thereby.

Section 6.4Direct Claims.

Responsibility for any Losses that are the subject of a claim notice (other than a Third Party Claim Notice) may be allocated by a mutual written agreement executed by each of the Parties and, notwithstanding anything to the contrary herein, the Parties acknowledge and agree that the Federal Rules of Evidence Rule 408 shall apply to the Parties during any negotiations and any subsequent Dispute in connection therewith.  Any Dispute arising therefrom shall be resolved in accordance with Section 7.4.

Section 6.5Third Party Claims.

(a)An Indemnifying Party under this Article VI shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within twelve (12) Business Days of receipt of a Third Party Claim Notice, to assume the conduct and control, at the expense of the Indemnifying Party and through reputable counsel of its choosing that is reasonably acceptable to the Indemnified Party (which acceptance not be unreasonably withheld, conditioned or delayed) of any Third Party Claim; provided that it shall be a condition for the Indemnifying Party to assume such defense that the Indemnifying Party shall have acknowledged in writing to the Indemnified Party its obligation to indemnify the Indemnified Party for any and all Losses that are directly or indirectly suffered, incurred or sustained by any Indemnified Party to the extent resulting from, arising out of or relating to such Third Party Claim; provided further that the Indemnifying Party shall not have the right to assume or continue the defense of a Third Party Claim if (i) such Third Party Claim relates to a criminal Proceeding, indictment, allegation or investigation against an Indemnified Party, (ii) such Third Party Claim involves requests for injunctive or other equitable relief in respect of an Indemnified Party or its business or any other remedy that is not solely monetary damages, (iii) such Third Party Claim is one in which the Indemnified Party has been advised by outside counsel that (A) a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party or (B) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, (iv) such Third Party Claim involves a claim which, upon petition by the Indemnified Party, a court of competent jurisdiction rules that such Indemnifying Party failed or is failing to reasonably prosecute or defend, or (v) such Third Party Claim is a Proceeding relating to Tax or otherwise involves a party thereto which is a Governmental Authority.  In the event the Indemnifying Party elects to assume the defense of a Third Party Claim in accordance with the foregoing, the Indemnified Party shall have the right to participate in, but not control, the defense of any such Third Party Claim through counsel chosen by the Indemnified Party, whose fees and expenses shall be borne by the Indemnified Party.

(b)The Indemnifying Party shall not offer or agree to any settlement, compromise or discharge of, or entry of any judgment with respect to, any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that the consent of the Indemnified Party will not be required if each of the following requirements is satisfied: (i) the Indemnifying Party agrees in writing to pay the full amount of the Losses in connection with such Third Party Claim and such settlement, compromise or discharge does not otherwise require any Indemnified Party to make any payment in respect thereof, (ii) such settlement, compromise or discharge includes a full, complete, irrevocable and unconditional release of the Indemnified Parties from further Losses in respect of such Third Party Claim, (iii) such settlement, compromise or discharge does not require the admission of any Obligation on the part of any Indemnified Party or include or involve any finding or admission of any violation of Law or wrongdoing thereby, and (iv) such settlement, compromise or discharge does not (A) impose any equitable or other non-monetary remedies or obligations on any Indemnified Party, (B) require any Indemnified Party to waive any rights that such Indemnified Party may have against the Person making the Third Party Claim or (C) result in any other restriction or condition that would apply to or affect any Indemnified Party  or the conduct of its business.

(c)No Indemnified Party may offer or agree to any settlement, compromise or discharge of, or entry of any judgment with respect to, any Third Party Claim for which it is seeking indemnification hereunder without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(d)The Parties shall cooperate in the defense of any Third Party Claim, with such cooperation to include (i) the retention and the provision to the Party controlling the defense of such Third Party Claim of records and information that are reasonably relevant to such Third Party Claim and (ii) reasonable access to the Party controlling the defense of such Third Party Claim to Representatives of the other Party on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.  Notwithstanding the foregoing, in no event shall either Party have access to any of the Tax Returns of the other Party, any of its direct or indirect owners, or any of its Affiliates (other than any Tax Returns to be provided under this Agreement).

Section 6.6Manner of Payment; Right of Set-off.

(a)Any indemnification payment pursuant to this Article VI shall be effected by wire transfer of immediately available funds to an account designated by Seller (with respect to any amount owed to a Seller Indemnified Party) or Buyer (with respect to any amount owed to a Buyer Indemnified Party) within thirty (30) days after the final determination of the amount thereof, whether pursuant to a final judgment, settlement or agreement among the applicable Parties.

(b)Subject to the time limitations of this Article VI and in Section 7.2, in addition to any other available remedy, Buyer shall be entitled, at its sole option, on behalf of itself or any other Buyer Indemnified Party, to set-off, recoup or reserve against any amounts otherwise due and payable by Buyer to Seller under this Agreement or any other Transaction Document (including any contingent consideration pursuant to Section 1.5(b)), all or any portion of any amounts due or payable to a Buyer Indemnified Party from Seller in accordance with Section 6.6(a).

(c)To the extent allowable by applicable Law, the Parties agree that the making of any indemnity payment hereunder shall be treated as an adjustment to the Purchase Price for Tax purposes and shall be treated as such by Buyer and Seller on their respective Tax Returns.

Section 6.7LIMITATION OF LIABILITY.

(a)SUBJECT TO AND WITHOUT LIMITING (I) THE INDEMNIFICATION OBLIGATIONS OF EACH PARTY WITH RESPECT TO THIRD PARTY CLAIMS UNDER SECTION 6.1 (SELLER’S OBLIGATION TO INDEMNIFY) OR SECTION 6.2 (BUYER’S OBLIGATION TO INDEMNIFY), (II)  LIABILITY AS A RESULT OF A BREACH OF SECTION 5.1 (OBLIGATIONS OF CONFIDENTIALITY AND NON-USE) OR SECTION 5.4 (NON-COMPETITION), OR (III) LIABILITY FOR (A) GROSS NEGLIGENCE, WILLFUL MISCONDUCT, INTENTIONAL BREACH OR FRAUD OR (B) MISAPPROPRIATION OR INFRINGEMENT OF INTELLECTUAL PROPERTY OWNED OR CONTROLLED BY A PARTY, NEITHER PARTY NOR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE UNDER ANY CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, MULTIPLIED OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

(b)Notwithstanding anything to the contrary in this Article VI, no amount shall be payable to the Buyer Indemnified Parties pursuant to Section 6.1(a) or the Seller Indemnified Parties pursuant to Section 6.2(a), unless and until, in each case, the aggregate amount of Losses of the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, arising under Section 6.1(a) or Section 6.2(a), as applicable, exceeds $[***] (the “Threshold”), at which time Seller or Buyer, as applicable, shall indemnify the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, for the amount of all Losses under Section 6.1(a) or Section 6.2(a), as applicable (including the amount of the Threshold); provided, however, the Threshold and this Section 6.7(b)

shall not apply to or limit or delay the payment of any Losses to the extent resulting from, arising out of or relating to any breach or inaccuracy of any Fundamental Representation.

ARTICLE VII

MISCELLANEOUS

Section 7.1Definitions.

As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person.  For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Business Day” means any day (other than a Saturday or Sunday) on which both the New York Stock Exchange and the Tokyo Stock Exchange are open for trading.

“Claim” means suit, action, allegation, Proceeding or other claim.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, and any successor thereto.  Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Combination Product” means a Product that includes at least one additional active ingredient other than a Molecule.  Drug delivery vehicles, adjuvants, and excipients will not be deemed to be “active ingredients”, except in the case where such delivery vehicle, adjuvant, or excipient is recognized as an active ingredient in accordance with 21 C.F.R. § 210.3(b)(7) (as amended), or any foreign counterpart.

“Commercial Sale” means a sale of a Product by Buyer, an Affiliate or Licensee thereof to a Third Party in a country following Regulatory Approval of such Product in that country; provided that, any Product transferred, distributed, used or disposed of as follows shall not give rise to any deemed sale under this definition or be included in Net Sales: (a) to a Licensee (unless such Licensee is the intended last entity in the distribution chain of the Product for commercial use and not for research, proof of concept studies, or other clinical trial purposes), (b) for or in research, proof of concept studies or other clinical trial purposes, (c) as free samples in quantities reasonable in the industry for such sort of product, (d) for compassionate use, patient assistance or otherwise distributed at no charge to patients unable to purchase the same, or (e) for charitable reasons, which dispositions or transfers are at or below cost Product.

“Commercialization” means commercialization activities, including activities directed or relating to marketing, promoting, distributing, importing, exporting, offering for sale or selling.

“Confidential Information” means all proprietary or non-public information and data of a Party or any of its Affiliates, regardless of form, including any such formula, pattern,

compilation, program, method, technique, process, inventory, chemical, physical material, chemical structure or activity, design, prototype, drawings, samples, source code, business plan, business opportunity, customer or personnel list, or financial statement, except any portion thereof which:

(a)is known to the receiving Party or any of its Affiliates prior to receipt from the disclosing Party, as established by written records;

(b)is disclosed to the receiving Party or any of its Affiliates on a non-confidential basis by a Third Party who is under no contractual or fiduciary obligation of confidentiality with respect to such information and who otherwise has a right to make such disclosure;

(c)is or becomes published, as evidenced by a written version thereof, or generally known in the trade through no fault of the receiving Party, any of its Affiliates or any Representatives of any of the foregoing; or

(d)is independently developed by the receiving Party or any of its Affiliates, without the use of or reference to the disclosing Party’s Confidential Information.

All information and data included within the Purchased Assets that immediately prior to Closing constitutes Confidential Information of Seller or any of its Affiliates (without regard to clause (a) or (b) above) shall, from and after Closing, be deemed to constitute Confidential Information of Buyer (and Seller and its Affiliates shall not be entitled to rely on the exceptions set forth in clause (a) or (b) above following the Closing with respect thereto).  The terms of this Agreement that are not publicly disclosed through a press release or by publicly available filings to financial regulatory authorities, in each case in compliance herewith, shall be the Confidential Information of both Parties.

“Contract” means any written or oral contract, agreement (including coexistence and consent to use agreements), instrument, commitment, guarantee, obligation, understanding, or undertaking of any nature (including leases, licenses, mortgages, notes, sublicenses, subcontracts, covenants not to compete, covenants not to sue, assignments, confidentiality agreements, waivers, releases, permissions, options and warranties).

“Control” (including any variations such as “Controlled” and “Controlling”) means, with respect to any item or Patent, Know-How, or other Intellectual Property Right, the legal authority or right (whether by ownership or license, other than by a license or sublicense granted pursuant to this Agreement) of a Party or its Affiliates to grant to the other Party the right to use such item, or a license, sublicense or access as provided herein to such item.

“Developed” or “Development” means drug research and development activities, including preclinical research, discovery, lead optimization, test method development and stability testing, assay development and audit development, toxicology, formulation, quality assurance/quality control development, statistical analysis, clinical studies, packaging development, regulatory affairs, and the preparation, filing and prosecution of Regulatory Approvals.

“Dispute” means any dispute, Claim or controversy arising out of or relating to any Transaction Document or any of the transactions contemplated thereby.

“Governmental Authority” means any nation or government, any provincial, state, regional, local or other political subdivision thereof, any supranational organization of sovereign states, and any entity, department, commission, bureau, agency, authority, board, court, official or officer, domestic or foreign, exercising executive, judicial, regulatory or administrative functions of or pertaining to government.

“Health Care Law” shall mean all applicable Laws relating to pharmaceutical products, biologics, patient care or human health and safety, including any such applicable Law pertaining to:  (a) the research, development, testing, production, manufacturing, marketing, transfer, distribution, pricing or sale of drugs and medical devices, including the United States Food, Drug and Cosmetics Act, as amended, and all related rules, regulations and guidelines, the United States Public Health Service Act and all related rules, regulations and guidelines, and equivalent applicable Laws of other applicable Governmental Authorities; or (b) the privacy or security of patient-identifying health care information, including the United States Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. 1320d et seq.) and all related rules, regulations and guidelines thereof and equivalent applicable Laws of other applicable Governmental Authorities.

“Intellectual Property Rights” means (a) Patents, (b) Know-How, (c) industrial designs (whether or not registered), (d) all rights in all of the foregoing provided by treaties, conventions and common law, (e) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing, (f) any other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction, and (g) all rights in and to master cell bank(s) and stability materials.

“Know-How” means any and all know-how and information, including proprietary, confidential, research, technical or scientific information, ideas, discoveries, unpatented inventions, improvements, practices, methods, protocols, manufacturing techniques, knowledge, trade secrets, technologies, processes, assays, sources, skills, experience, techniques, data, reports, specifications, formulations, and the results of experimentation and testing.

“Knowledge” means (a) with respect to Seller, the actual knowledge of each director or, following their reasonable inquiry of employees of Seller and its Affiliates responsible for the relevant matter, officer or other “C-level” executive of Seller or any of its Affiliates, and (b) with respect to Buyer, the actual knowledge after reasonable inquiry of the officers of Buyer.

“Law” or “Laws” means, at the applicable time, each provision of any then effective (a)  federal, state, provincial, regional, local, international or multinational law (including common law), statute, constitution, standard, ordinance, code, treaty, convention, rule, regulation, resolution, ordinance, policy, guidance, directive or promulgation, (b) order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority (including the United States Patent and Trademark Office), (c) Permit or (d) similar provision having the force or effect of law.

“Licensed IP” means, excluding any Purchased Assets, all Intellectual Property Rights directly related to the Purchased Assets and/or the Program that are (a) owned or Controlled by Seller or its Affiliates as of the Closing, and (b) necessary to exploit any and all Products and/or the Program.

“Licensee” means any Third Party that is granted a license by Buyer or any of its Affiliates under any Seller IP for the Commercialization of Products on such Third Party’s own behalf (and not as a distributor or service provider of Buyer or any of its Affiliates).

“Lien” means any security interest, pledge, hypothecation, bailment (in the nature of a pledge or for purposes of security), mortgage, claim, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), option, right of first offer or refusal, condition or restriction of any nature (including any restriction on the transfer, use, exercise or possession of, or the receipt of any income derived from, any asset or attribute thereof) charge, encumbrance, lien or other similar arrangement or interest.

“Manufacture” or “Manufacturing” means drug manufacturing, formulation and packaging activities, including related quality control and quality assurance activities.

“Marks” means service marks, trade names, trade dress, domain names, social media usernames and accounts, brands, logos, slogans, trade names, corporate names, and other similar designations of source or origin, common law trademarks and service marks, together with all goodwill connected with or symbolized by any of the foregoing, and all registrations, applications for registration, and renewals of, any of the foregoing.

“Molecules” means (a) any and all PD-1 agonists Developed or held for Development by or on behalf of Seller or any of its Affiliates prior to the Closing, which shall be deemed to include (i) RTX-002 and all other PD-1 agonists to which Seller obtained rights under the 2022 Asset Purchase Agreement and (ii) all molecules set forth on Exhibit C, and (b) all modified versions including humanized molecules, fusion and conjugated forms and any derivatives thereof Developed by or on behalf of Buyer or any of its Affiliates or Licensees following the Closing by modifying any PD-1 agonist described in the foregoing clause (a).  Notwithstanding the foregoing, “Molecules” expressly excludes, in any event, any molecule or product Developed without use of any PD-1 agonist described in clause (a) of the foregoing definition or acquired independently of this Agreement, in each case, by or on behalf of Buyer or any of its Affiliates or Licensees.

“Obligation” means any liability (including any direct, indirect, conditional, incurred, implied, vicarious, derivative, joint, several or secondary liability), assessment, debt, obligation, damage, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action or other loss (including loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether known or unknown, disputed or undisputed, joint or several, vested or unvested, secured or unsecured, determinable or undeterminable, disclosed or undisclosed, matured or unmatured, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Patents” means national, regional and multinational statutory invention registrations, patents and patent applications (including provisional and non-provisional applications), as well as all renewals, reissues, divisions, substitutions, continuations, continuations-in-part, extensions and reexaminations and all foreign counterparts thereof and utility models, certificates of inventions, industrial designs and unfiled applications for any of the foregoing, registered or applied for in the United States and all other nations throughout the world.

“Permits” means all permits, licenses, franchises, approvals, consents, authorizations, ratifications, waivers, registrations, certificates, orders, variances and similar rights issued, granted, given, or otherwise made available by or under the authority of any Governmental Authorities or pursuant to any Laws.

“Permitted Liens” means (a) any Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date, and (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not yet due and payable as of the Closing Date, and which are not, individually or in the aggregate, material to the Program.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, limited liability partnership, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder), association, trust or other entity or organization, any Governmental Authority, arbitrator or mediator.

“[***]” means [***].

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending before or on the Closing Date and the portion of any Straddle Period ending at the end of the Closing Date.

“Proceeding” means any action, suit, litigation, mediation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, demand, charge, claim, directive, dispute, grievance, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator, mediator, or arbitration or mediation panel.

“Product” means any biological or pharmaceutical product consisting of, comprising or containing any Molecule (alone or with other active ingredients), in all forms, presentations, formulations, strengths and dosage forms, and for any mode of administration.

“Program” means the Development and Manufacturing of the Molecules and Products (as such terms are defined herein) and other activities in furtherance of the foregoing and future Commercialization of the Molecules and Products.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Purchase Price” means the aggregate consideration for the Purchased Assets, which shall consist of (a) the Closing Consideration, (b) the [***] Milestone Consideration, if applicable, and (c) the Net Sales Consideration, if applicable.

“Regulatory Approvals” means, with respect to any biological or pharmaceutical product in any jurisdiction, any and all applications, filings, approvals, consent and associated correspondence required by applicable Law in connection with the Development, Manufacture, marking, offer to sale, sale, import or other Commercialization of such product in, or into, any jurisdiction, including any and all approvals from any Governmental Authority in respect thereof.

“Related Party” means each of the following: (a) each Person who is, or who has at any time been, directly or indirectly, an equityholder of Seller or any of its Affiliates, (b) each Person who is, or who has at any time been a director or officer of Seller or any of its Affiliates; and (c) each member of the family of each individual covered by clause (a) or (b) above.

“Representatives” means, with respect to any Person, the Affiliates of such Person and its and their respective directors, managers, general partners, officers, employees, independent contractors, attorneys, accountants, lenders, agents and representatives.

“Seller IP” means the Purchased IP and Licensed IP.

“Straddle Period” means any Tax period beginning before and ending on or after the Closing Date.

“Tax” or “Taxes” means (a) any and all taxes, fees, levies, duties, tariffs, imposts and other charges in the nature of a tax, imposed by any Governmental Authority or taxing authority responsible for the imposition of any such tax (domestic or foreign), including taxes or other charges in the nature of a tax on, measured by, or with respect to income, gross receipts, payroll, employment, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, social security, unemployment, disability, real property, personal property, sales, use, alternative or add-on minimum, estimated; charges or other taxes, in the nature of excise, withholding, ad valorem, stamp, transfer, unclaimed property, escheat, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges in the nature of a tax, in each case, whether disputed or not, including any interest, penalty or addition thereto, (b) any Obligation for the payment of any amounts of the type described in clause (a) of this definition as a result of (i) any tax sharing or tax allocation agreement, arrangement or understanding, or (ii) being liable for another Person’s taxes as a transferee or successor, by Contract, Law, or as a result of an express or implied obligation to indemnify any Person or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, transfer pricing report or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Governmental Authority.

“Third Party” means any Person other than Buyer, Seller or their respective Affiliates.

“Transaction Documents” means this Agreement, the Bill of Sale, the Patent Assignment  and any other agreements, certificates and instruments executed and delivered in connection with the transactions contemplated by this Agreement.

Section 7.2Survival of Representations and Warranties and Covenants.

The representations and warranties of the Parties contained in this Agreement shall survive the Closing until the date that is eighteen (18) months after the Closing Date; provided that the representations and warranties of Seller set forth in Section 2.1 (Organization, Standing and Power), Section 2.3 (Consents; Authorization and Enforceability), Section 2.4 (Title to Assets), Section 2.8 (Intellectual Property), Section 2.11 (Taxes), Section 2.13 (Related Party Transactions), and Section 2.14 (Brokers), and of Buyer set forth in Section 3.1 (Organization, Standing and Power), Section 3.2 (Consents; Authorization and Enforceability) and Section 3.5 (Brokers) (such representations and warranties, collectively, the “Fundamental Representations”) shall survive for the later of (such date, the “Extended Survival Date”) (i) ten (10) years following the Closing Date and (ii) the date that is sixty (60) days after the date on which all applicable statute of limitations arising from or relating to the underlying subject matter giving rise to such indemnification obligation have expired (taking into account any extensions or waivers thereof); provided further that, notwithstanding anything to the contrary in the foregoing, any representation and warranty shall survive indefinitely with respect to any claims for fraud; provided further that, notwithstanding anything to the contrary in this Agreement (including the foregoing proviso), in no event shall any Party (or any of its successors or permitted assigns) have any post-Closing Obligations arising out of or under this Agreement from and after the thirty (30) year anniversary of the date of this Agreement. Unless otherwise stated therein, the representations and warranties and covenants and agreements of the Parties contained in the other Transaction Documents shall survive the Closing until the applicable Extended Survival Date; provided that, notwithstanding anything to the contrary in the foregoing, any representation and warranty shall survive indefinitely with respect to any claims for fraud.  The covenants and agreements of the Parties contained in this Agreement and the other Transaction Documents shall survive the Closing in accordance with their terms.

Section 7.3Notices.

All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when received, if personally delivered; (b) upon transmission, if transmitted by email; (c) the Business Day after being sent, if sent for next day delivery by recognized overnight delivery service (e.g., Federal Express); and (d) upon receipt, if sent by certified or registered mail, return receipt requested, in each case, in accordance with the below (or such other instructions as may be delivered by written notice to the other Party thereof in accordance with the foregoing):

If to Seller:

iBio, Inc.
11750 Sorrento Valley Road, Suite 200
San Diego, CA 92121

Attention: [***]
Email: [***]

with a copy (which shall not constitute notice) to:

iBio, Inc.
11750 Sorrento Valley Road, Suite 200
San Diego, CA 92121
Attention: [***]
Email: [***]

If to Buyer:

Otsuka Pharmaceutical Co., Ltd.

Shinagawa Grand Central Tower

2-16-4 Konan, Minato-ku

Attention: [***]

Email: [***]

with copies (which shall not constitute notice) to:

Visterra, Inc.

275 2nd Avenue

Waltham, MA 02451
Attention: [***]
Email: [***]

Otsuka Pharmaceutical Co., Ltd.

Shinagawa Grand Central Tower

2-16-4 Konan, Minato-ku

Tokyo, 108-8242 Japan

Attention: [***]

Email: [***]

Section 7.4Governing Law; Dispute Resolution.

(a)This Agreement and any Dispute will be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof; provided that, notwithstanding the foregoing, the interpretation and enforcement of the arbitration procedures set forth in Section 7.4(b) shall be governed by the Federal Arbitration Act.

(b)Each of the Parties irrevocably and unconditionally agrees (on behalf of itself and the Indemnified Parties) that any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be determined by arbitration administered by the International Centre for Dispute Resolution in accordance with its International Arbitration Rules (the “IAR”); provided that judgment on an arbitrator’s award as finally determined in accordance with this Section 7.4(b) and the IAR may be entered in any court having jurisdiction.  The number of arbitrators shall be one. The place of arbitration shall be New York, New York. The language of the arbitration shall be English.  Any award of damages, declaratory relief, equitable relief or other remedies may be granted by the arbitrator only in a manner that is consistent with these terms or this Agreement.  The arbitrator may render a summary disposition relative to all or some of the issues underlying a Proceeding; provided that the responding party has had an adequate opportunity to respond to any such application for such disposition.  All aspects of the arbitration shall be treated as confidential, as provided by the IAR.  Before a Party or any of its Affiliates (or their respective Representatives) makes any disclosure permitted by the IAR, such Party shall give written notice to the other Party and afford such other Party a reasonable opportunity to protect its interests.  Each Party shall bear its own costs of arbitration; provided that the parties shall share the fees and expenses of the arbitrator equally.

Section 7.5Expenses.

Except as otherwise specified herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby will be paid by the Party incurring such costs and expenses.

Section 7.6Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  A Person’s execution and delivery of this Agreement and any other Transaction Document in “PDF” or similar format or by electronic signature and electronic transmission (jointly, an “Electronic Signature”), including via DocuSign or other similar method, shall constitute the execution and delivery of a counterpart of this Agreement or such other Transaction Document by or on behalf of such Person and shall bind such Person to the terms of this Agreement or such other Transaction Document. Any Person executing and delivering this Agreement or any other Transaction Document by Electronic Signature further agrees to (a) take any and all reasonable additional actions, if any, evidencing its intent to be bound by the terms of this Agreement or such other Transaction Document, as may be reasonably requested by the other Party and (b) deliver to the other Party an original signature page to this Agreement as promptly as reasonably practicable following the Closing.

Section 7.7Entire Agreement.

This Agreement and the other Transaction Documents, including the Schedules and Exhibits hereto and thereto and the documents referred to herein and therein, embodies the entire agreement and understanding of the Parties in respect of the subject matter hereof. This Agreement and the other Transaction Documents supersede all prior agreements and understandings (including any confidentiality agreements) between the Parties with respect to such subject matter.

Section 7.8Amendment and Modification.

This Agreement may be amended or modified only by a written agreement executed by each of the Parties.

Section 7.9Waiver.

Neither the failure nor any delay on the part of any Party in exercising any right, power or privilege under this Agreement or any other Transaction Document shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.  No waiver of any provision of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

Section 7.10Binding Effect; Third Party Beneficiaries.

This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided that any Indemnified Party shall be considered a third-party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement.

Section 7.11Assignability.

This Agreement shall not be assignable by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided that (a) either Party’s rights under this Agreement may be assigned without the prior written consent of the other Party to any Affiliate of such Party; and (b) any Person that acquires (i) all or substantially all of the assets of or equity interests in Seller or any of its Affiliates or (ii) all or substantially all of the Purchased Assets from Buyer or any of its Affiliates shall be bound by the provisions of Section 1.5(b) (Contingent Consideration), Section 1.6 (Interest), Section 1.7 (Withholding of Taxes), Section 1.8 (Allocation), Article IV (License Grant), Article V (Covenants), Article VI (Indemnification) and Article VII (Miscellaneous) to the same extent Seller or Buyer, as applicable, is so bound.  Any purported assignment in contravention of this Section 7.11 shall be void and invalid.

Section 7.12Interpretation Provisions.

(a)The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The term “or” is inclusive and not exclusive, unless its use is preceded by the word “either” or other words of similar import. The terms “include” and “including” are not limiting and mean “including without limitation.” Use of a particular gender is for convenience only and is not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.

(b)References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)The captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

(e)Each Party agrees that it has been represented by counsel during the negotiation and execution of this Agreement and, therefore, waives the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party (or its Representatives) drafting such agreement or document.  The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any Party has breached any representation, warranty, or covenant contained herein (or is otherwise entitled to indemnification) in any respect, the fact that there exists another representation, warranty, or covenant (including any indemnification provision) relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached (or is not otherwise entitled to indemnification with respect thereto) shall not detract from or mitigate the fact that such Party is in breach of the first representation, warranty, or covenant (or is otherwise entitled to indemnification pursuant to a different provision).

(f)The Schedules and Exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of this Agreement.

Section 7.13Severability.

Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of (a) any other provision or portion of any provision in such jurisdiction or (b) any provision of this Agreement in any other jurisdiction.

Section 7.14Specific Performance.

The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event any provision hereof were not performed in accordance with the terms hereof and that the Parties will be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or in equity, through arbitration in accordance with Section 7.4(b) (or on an interim or temporary basis pending final resolution by arbitration in accordance with Section 7.4(b), any court in any jurisdiction, whether within or outside of the United States), without the necessity of demonstrating the inadequacy of monetary damages and without the posting of a bond.  Each Party agrees that it will not oppose any request of specific performance or other equitable relief on the basis that the other Party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 7.15Force Majeure.

Neither Seller nor any of its Affiliates shall be held liable to Buyer, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in performing any obligation under Section 5.3(b) to the extent such failure or delay is caused by or results from causes beyond the reasonable control of Seller and its Affiliates, including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, epidemic, pandemic or other acts of God or any other deity, or acts, omissions or delays in acting by any Governmental Authority.  In such event, (a) Seller shall notify Buyer of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances, and (b) excuse from performance under Section 5.3(b) shall be continued so long as the condition constituting force majeure continues and Seller and its Affiliates use reasonable efforts to remove the condition.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

BUYER:

OTSUKA PHARMACEUTICAL CO., LTD.

By:	/s/ Makoto Inoue
Name:	Makoto Inoue
Title:	President and Representative Director

(Signature Page to Asset Purchase Agreement)

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

SELLER:

IBIO, INC.

By:	/s/ Martin Brenner
Name:	Martin Brenner, DVM, PhD
Title:	Chief Executive Officer and CSO

(Signature Page to Asset Purchase Agreement)

Schedule 1.1(a)

Purchased IP

CF Case No.	Client Ref./ Co-App	Title	Jurisdiction	Status	Serial No.	Filing Date	Patent No.	Issue Date
IBIO:1036	RTX-002 (RBYC-034/US)	PD-1 Agonist Antibodies	United States	Pending	18/466,911	9/14/2023	-	-
IBIO:2021WO	RTX-002 (RBYC-034/US)	PD-1 Agonist Antibodies	Patent Cooperation Treaty	Pending	PCT/US2023/074133	9/14/2023	-	-
IBIO:1036P2		PD-1 Agonist Antibodies	United States	Expired	63/375,676	9/14/2022	-	-

Schedule 1.5

Seller Bank Account

Account Number:[***]

ABA Routing Number:[***]

SWIFT Number:[***]

Name on Account:iBio, Inc.

Bank Name:[***]

Bank Address:[***]

Schedule 1.10(c)

Closing Consents

1.	Written consent to the transactions contemplated by the Transaction Documents from:
a.

Loeb Term Solutions LLC, an Illinois limited liability company (“Loeb”), as Lender, in connection with that certain Credit and Security Agreement, dated as of January 16, 2024, by and between Seller and Loeb, as amended; and

b.

Woodforest National Bank, a national banking association (“Woodforest”), as Lender, in connection with that certain Credit Agreement, dated as of January 16, 2024, by and between iBio CDMO LLC, a Delaware limited liability company, and Woodforest, as amended.

Schedule 2

Seller Disclosure Schedule

Section 2.2

1.	iBio CDMO LLC
2.	iBio Manufacturing, LLC

Exhibit A

Bill of Sale

(See attached)

Exhibit A-1

BILL OF SALE

This BILL OF SALE (this “Bill of Sale”), dated as of February 25, 2024, is entered into by and between iBio, Inc., a Delaware corporation (“Transferor”), and Otsuka Pharmaceutical Co., Ltd., a company organized under the Laws of Japan (“Transferee”).  Capitalized terms used but not defined herein will have the meanings ascribed to such terms by the Agreement (as defined below).

WHEREAS, Transferor and Transferee are entering into that certain Asset Purchase Agreement, dated as of the date hereof (the “Agreement”), pursuant to which, among other things, Transferor is agreeing to sell, transfer, convey, assign and deliver to Transferee, and Transferee is agreeing to purchase, acquire and accept from Transferor, all of the right, title and interest of Transferor in and to the Purchased Assets;

WHEREAS, as contemplated by the Agreement, Transferor and Transferee are entering into that certain Patent Assignment Agreement, dated as of the date hereof, pursuant to which certain Patents constituting Purchased Assets are being transferred, conveyed, assigned and delivered to Transferee (the “Transferred Patents”);

WHEREAS, in accordance with Section 1.2 of the Agreement, Contracts otherwise constituting Purchased Assets are excepted from transfer at the Closing (the “Relevant Contracts”); and

WHEREAS, as contemplated by the Agreement, Transferor and Transferee desire to document the transfer of the Purchased Assets, other than the Transferred Patents and the Relevant Contracts (the “Transferred Assets”), from Transferor to Transferee on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and the agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Sale of Transferred Assets.  In consideration of the mutual obligations, releases and promises set forth in the Agreement, Transferor by this Bill of Sale does hereby transfer, convey, assign and deliver to Transferee all of the right, title and interest of Transferor in and to the Transferred Assets, free and clear of all Liens except Permitted Liens. For the avoidance of doubt, in accordance with the Agreement, (a) in no event shall the Transferred Assets include any Excluded Assets and (b) Transferee assumes no Obligations of Transferor involving the Transferred Assets which arise from any period prior to the Closing Date or any other Excluded Obligations, and any such Obligations shall remain the sole responsibility of Transferor.

2.Transfer of Purchased IP.  For the avoidance of doubt, this Bill of Sale does hereby transfer, convey, assign and deliver to Transferee all worldwide right, title and interest in and to the Purchased IP (other than the Transferred Patents), together with the goodwill symbolized thereby, including all rights to sue and recover for past infringement.

3.Power of Attorney.Transferor hereby irrevocably nominates, constitutes and appoints Transferee (and its successors and permitted assigns) as Transferor’s true and lawful attorney-in-fact (with full power of substitution), in the name of Transferor but on behalf and for

Exhibit A-2

the benefit of Transferee (and its successors and permitted assigns), to, from time to time, (a) demand and receive any and all of the Transferred Assets, (b) give receipts and releases for and in respect of the Transferred Assets or any part thereof and (c) institute and prosecute in Transferor’s name or otherwise, for the benefit of Transferee (or any of its successors or permitted assigns), any and all Proceedings for the collection or reduction to possession of any of the Transferred Assets or for the collection and enforcement of any claim or right of any kind hereby conveyed, transferred and assigned, or intended so to be, and to do all acts relating to the Transferred Assets which Transferee, and its successors or assigns, deem desirable. The power of attorney referred to in the preceding sentence is and shall be coupled with an interest and shall be irrevocable, and shall survive the dissolution or insolvency of Transferor.

4.Further Assurances.  Transferor hereby covenants that, from time to time after the delivery of this Bill of Sale, at Transferee’s request and without further consideration, Transferor will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, conveyances, transfers, assignments, powers of attorney and assurances as reasonably may be requested by Transferee to more effectively convey, transfer to and vest in Transferee, and to put Transferee in possession of, any of the Transferred Assets.

5.Entire Agreement; Supremacy.  This Bill of Sale (along with the other Transaction Documents) contains and constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, agreements and understandings, whether written or oral, of the parties hereto; provided that nothing in this Bill of Sale, express or implied, is intended or shall be construed as expanding, defeating, impairing or limiting in any way the rights, obligations, claims or remedies of Transferor or Transferee as set forth in the Agreement.  In the event of any conflict between the terms of the Agreement and the terms hereof, the terms of the Agreement shall govern.

6.Amendment; Modification.  This Bill of Sale may be amended or modified only by a written agreement executed by each of Transferor and Transferee.

7.No Third Party Beneficiaries.  This Bill of Sale shall be binding upon and inure solely to the benefit of Transferor, Transferee and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Bill of Sale.

8.Assignability.  This Bill of Sale shall not be assignable (whether by operation of Law or otherwise) by Transferor or Transferee without the prior written consent of Transferor and Transferee; provided that Transferee’s rights hereunder may be assigned without the prior written consent of Transferor to (a) any Affiliate of Transferee or (b) any Person that acquires all or substantially all of the Transferred Assets (to the extent then remaining in existence).  Any purported assignment in contravention of this Section 8 shall be void and invalid.

9.Governing Law; Dispute Resolution.  This Bill of Sale, and any claim or controversy arising out of or relating to this Bill of Sale or the transactions contemplated hereby, will be governed by and construed in accordance with the laws of the State of New York, without

Exhibit A-3

regard to the conflict of law principles thereof, in accordance with and subject to Section 7.4(a) of the Agreement.  Section 7.4 of the Agreement shall apply to this Bill of Sale mutatis mutandis.

10.Severability.  Whenever possible, each provision or portion of any provision of this Bill of Sale shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Bill of Sale is held to be invalid, illegal or unenforceable in any respect under any applicable law, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of (a) any other provision or portion of any provision in such jurisdiction or (b) any provision of this Bill of Sale in any other jurisdiction.

11.Counterparts.  This Bill of Sale may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  The execution and delivery of this Bill of Sale by a party hereto in “PDF” or similar format or by electronic signature and electronic transmission, including via DocuSign or other similar method, shall constitute the execution and delivery of a counterpart of this Bill of Sale by or on behalf of such party hereto and shall bind such party hereto to the terms of this Bill of Sale. Each party hereto agrees to take any and all reasonable additional actions, if any, evidencing its intent to be bound by the terms of this Bill of Sale, as may be reasonably requested by the other party hereto.

[Signature pages follow]

Exhibit A-4

IN WITNESS WHEREOF, this Bill of Sale has been duly executed and delivered by the parties hereto as of the date and year first above written.

TRANSFEROR:

IBIO, INC.

By:	/s/ Martin Brenner
Name:	Martin Brenner, DVM, PhD
Title:	Chief Executive Officer and CSO

Exhibit A-5

IN WITNESS WHEREOF, this Bill of Sale has been duly executed and delivered by the parties hereto as of the date and year first above written.

TRANSFEREE:

OTSUKA PHARMACEUTICAL CO., LTD.

By:	/s/ Makoto Inoue
Name:	Makoto Inoue
Title:	President and Representative Director

Exhibit A-6

Exhibit B

Patent Assignment

(See attached)

Exhibit B-1

PATENT ASSIGNMENT AGREEMENT

This Patent Assignment Agreement, dated as of February 25, 2024 (this “Assignment”), is entered into by and between iBio, Inc., a Delaware corporation (“Assignor”), and Otsuka Pharmaceutical Co., Ltd., a company organized under the Laws of Japan (“Assignee”).  Capitalized terms used but not defined herein will have the meanings ascribed to such terms by the Agreement (as defined below).

WHEREAS, Assignor owns the entire right, title, and interest in and to each patent and patent application listed on Schedule 1 hereto, and the inventions described in and underlying such patents and patent applications (collectively, the “Transferred Patents”);

WHEREAS, Assignor and Assignee are entering into that certain Asset Purchase Agreement, dated as of the date hereof (the “Agreement”), pursuant to which, among other things, Assignor is agreeing to sell, transfer, convey, assign and deliver to Assignee, and Assignee is agreeing to purchase, acquire and accept from Assignor, all of the right, title and interest of Assignor in and to the Purchased Assets, including the Transferred Patents; and

WHEREAS, Assignor and Assignee desire to document the transfer of the Transferred Patents from Assignor to Assignee on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and the agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Consideration.  The good and valuable consideration given by or on behalf of the Assignee is the amount provided under the Agreement, the receipt and adequacy of which are hereby acknowledged by Assignor.

2.Assignment.

(a)Assignor hereby irrevocably sells, transfers, conveys, assigns and delivers to Assignee, and Assignee hereby purchases, acquires and accepts from Assignor, all of the right, title and interest in and to the Transferred Patents, together with all rights, privileges, and advantages thereto, including, without limitation, the rights (i) to take, defend, or appeal proceedings, claims and causes of actions with respect to any of the foregoing, (ii) to recover (and retain) damages, and obtain injunctive and other legal and equitable relief for past, present, and future infringement, misappropriation, violation, misuse, default or breach thereof, (iii) to receive any and all royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any of the Transferred Patents, and (iv) to file, maintain and enforce patent applications and issued patents under the laws of the United States and any other country that claim priority from any patent application therein, wherever such right may be legally exercised, including the right to claim the benefits of the International Convention for such applications.

(b)Assignor hereby authorizes and requests the United States Commissioner of Patents, and the corresponding entities or agencies in any applicable jurisdictions, to

Exhibit B-2

record and register this Assignment and to issue any and all patents directed to the Transferred Patents to Assignee as the owner thereof.

(c)For the avoidance of doubt, the term “Transferred Patents” shall include all issuances, continuations, continuations-in-part, provisionals, and divisionals of any United States patent application(s) or international patent application(s) designating the United States, any national stages of any international application(s), and any other patent application(s) claiming priority to any patent listed in Schedule 1, including further continuations, continuations-in-part, and divisionals such as, but not limited to, continuations of continuations and continuations of divisionals; all patents, utility models, or other grants that issue from any of the applications referred to herein and all rights and remedies associated with any of the foregoing, including the right to sue for and recover past damages and to recover under 35 U.S.C. § 154 (d) or any other law permitting remedies for infringement prior to issuance of the patent; all registrations and confirmations of, and importation certificates based upon, one or more of said patents, utility models, or other grants, and applications for such registrations, confirmations and importation certificates; and all reissues, renewals and extensions of said patents, utility models, registrations, confirmations and importation certificates, reexamination certificates issued for said patents and supplementary protection certificates based upon said patents and applications for such reissues, renewals, extensions, reexamination certificates and supplementary protection certificates, the same to be held and enjoyed by said Assignee to the full ends of the terms for which said patents, utility models, registrations, confirmations, importation certificates, reexamination certificates, supplementary protection certificates, reissues, renewals and extensions may be granted, as fully and entirely as the same would have been held and enjoyed by Assignor if this sale, assignment and transfer had not been made.

3.Further Assurances; Power of Attorney.  Assignor hereby agrees to execute and deliver all affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documents, assist in all proceedings and take any further steps that are reasonably necessary (at the sole cost and expense of Assignee) to effectuate or evidence the transfer of the Transferred Patents to Assignee (or any assignee or successor thereto), or the perfection, registration, or recordation of the rights of Assignee (or its assignee or successor) thereto.  Assignor hereby irrevocably nominates, constitutes and appoints Assignee (and its successors and permitted assigns) as Assignor’s true and lawful attorney-in-fact (with full power of substitution) to execute all such documents related to the Transferred Patents on behalf of Assignor, including in accordance with 37 C.F.R. § 3.73.  The power of attorney referred to in the preceding sentence is and shall be coupled with an interest and shall be irrevocable, and shall survive the dissolution or insolvency of Assignor.

4.Entire Agreement; Supremacy.  This Assignment (along with the other Transaction Documents) contains and constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, agreements and understandings, whether written or oral, of the parties hereto; provided that nothing in this Assignment, express or implied, is intended or shall be construed as expanding, defeating, impairing or limiting in any way the rights, obligations, claims or remedies of Assignor and Assignee as set forth in the

Exhibit B-3

Agreement.  In the event of any conflict between the terms of the Agreement and the terms hereof, the terms of the Agreement shall govern.

5.Amendment; Modification.  This Assignment may be amended or modified only by a written agreement executed by each of Assignor and Assignee.

6.No Third Party Beneficiaries.  This Assignment shall be binding upon and inure solely to the benefit of Assignor, Assignee and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Assignment.

7.Assignability.  This Assignment shall not be assignable by either party hereto (whether by operation of Law or otherwise) without the prior written consent of the other party hereto; provided that Assignee’s rights hereunder may be assigned without the prior written consent of Assignor to (a) any Affiliate of Assignee or (b) any Person that acquires all or substantially all of the Transferred Patents.  Any purported assignment in contravention of this Section 7 shall be void and invalid.

8.Governing Law.  This Assignment, and any claim or controversy arising out of or relating to this Assignment or the transactions contemplated hereby, will be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof, in accordance with and subject to Section 7.4(a) of the Agreement.  Section 7.4 of the Agreement shall apply to this Assignment mutatis mutandis.

9.Severability.  Whenever possible, each provision or portion of any provision of this Assignment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Assignment is held to be invalid, illegal or unenforceable in any respect under any applicable law, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of (a) any other provision or portion of any provision in such jurisdiction or (b) any provision of this Assignment in any other jurisdiction.

10.Counterparts.  This Assignment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  The execution and delivery of this Assignment by a party hereto in “PDF” or similar format or by electronic signature and electronic transmission, including via DocuSign or other similar method, shall constitute the execution and delivery of a counterpart of this Assignment by or on behalf of such party hereto and shall bind such party hereto to the terms of this Assignment. Each party hereto agrees to take any and all reasonable additional actions, if any, evidencing its intent to be bound by the terms of this Assignment, as may be reasonably requested by the other party hereto.

[Signature pages follow]

Exhibit B-4

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be duly signed on their behalf.

ASSIGNOR:

IBIO, INC.

By:	/s/ Martin Brenner
Name:	Martin Brenner, DVM, PhD
Title:	Chief Executive Officer and CSO

Exhibit B-5

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be duly signed on their behalf.

ASSIGNEE:

OTSUKA PHARMACEUTICAL CO., LTD.

By:	/s/ Makoto Inoue
Name:	Makoto Inoue
Title:	President and Representative Director

Exhibit B-6

Schedule 1

Transferred Patents

Title	Jurisdiction	Serial No.	Filing Date
PD-1 Agonist Antibodies	United States	18/466,911	9/14/2023
PD-1 Agonist Antibodies	Patent Cooperation Treaty	PCT/US2023/074133	9/14/2023
PD-1 Agonist Antibodies	United States	63/375,676	9/14/2022

Exhibit B-7

Exhibit C

Molecules

1.	PD-1 Agonist [***]

Seller ID	Patent App Antibody ID
[***]	[***]
[***]	[***]
[***]	[***]
[***]
[***]
[***]
[***]
[***]
[***]
[***]
[***]
[***]
[***]

2.	PD -1 Agonist [***]

Seller ID	Patent App Antibody ID
[***]	[***]
[***]	[***]
[***]	[***]
[***]

Exhibit C-1